Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BETWEEN

SHARPER IMAGE CORPORATION

AND

A JOINT VENTURE OF

HILCO MERCHANT RESOURCES, LLC

HILCO CONSUMER CAPITAL, LLC

GORDON BROTHERS RETAIL PARTNERS, LLC

AND

GB BRANDS, LLC

_____________________

Dated as of May 13, 2008

Page
Article I	DEFINITIONS	2
1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere in this Agreement	5
1.3	Other Definitional and Interpretive Matters	6
Article II	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	7
2.1	Purchase and Sale of Assets	7
2.2	Agency Agreement	7
2.3	Excluded Assets.	8
2.4	Assumption of Liabilities	8
2.5	Excluded Liabilities	9
2.6	Cure Amounts	9
2.7	Rejection of Certain Executory Contracts	9
2.8	Further Conveyances and Assumptions	9
2.9	Bulk Sales Laws	10
Article III	CONSIDERATION	10
3.1	Consideration	10
3.2	Payment of Purchase Price	10
Article IV	CLOSING AND TERMINATION	10
4.1	Closing Date	10
4.2	Deliveries by Seller	10
4.3	Deliveries by Purchaser	11
4.4	Termination of Agreement	11
4.5	Procedure Upon Termination	12
4.6	Effect of Termination	12
Article V	REPRESENTATIONS AND WARRANTIES OF SELLER	12
5.1	Authorization of Agreement	12
5.2	Conflicts; Consents of Third Parties	13
5.3	Assets Sold Free and Clear	13
5.4	Purchased Intellectual Property	14
5.5	Financial Advisors	15

i

(continued)

Page
5.6	No Other Representations or Warranties; Schedules	15
Article VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	15
6.1	Organization and Good Standing	15
6.2	Authorization of Agreement	15
6.3	Conflicts; Consents of Third Parties	16
6.4	Litigation	16
6.5	Financial Advisors	16
6.6	Financial Capability	16
6.7	Condition of the Business	17
Article VII	BANKRUPTCY COURT MATTERS	17
7.1	Competing Transaction	17
7.2	Bankruptcy Court Filings	18
Article VIII	COVENANTS	18
8.1	Access to Information	18
8.2	Conduct of the Business Pending the Closing	18
8.3	Consents	19
8.4	Regulatory Approvals.	19
8.5	Further Assurances	19
8.6	Confidentiality	20
8.7	Customer Lists	20
8.8	Preservation of Records	20
8.9	Publicity	20
8.10	Use of Name	20
8.11	Supplementation and Amendment of Schedules	21
8.12	Court Order	21
8.13	Adequate Assurance of Future Performance	21
8.14	Purchaser Covenants after Closing	21
Article IX	EMPLOYEES AND EMPLOYEE BENEFITS	22
9.1	Employment	22
Article X	CONDITIONS TO CLOSING	22
10.1	Conditions Precedent to Obligations of Purchaser	22

ii

(continued)

Page
10.2	Conditions Precedent to Obligations of Seller	23
10.3	Conditions Precedent to Obligations of Purchaser and Seller	23
10.4	Frustration of Closing Conditions	24
Article XI	NO SURVIVAL	24
11.1	No Survival of Representations and Warranties	24
11.2	No Consequential Damages	24
Article XII	TAXES	24
12.1	Transfer Taxes	24
12.2	Prorations	24
Article XIII	MISCELLANEOUS	25
13.1	Expenses	25
13.2	Injunctive Relief	25
13.3	Submission to Jurisdiction; Consent to Service of Process	25
13.4	Waiver of Right to Trial by Jury	26
13.5	Entire Agreement; Amendments and Waivers	26
13.6	Governing Law	26
13.7	Notices	26
13.8	Severability	28
13.9	Binding Effect; Assignment	28
13.10	Conflict of Terms	28
13.11	Non-Recourse.	28
13.12	Joint and Several Liability of the Purchaser	28
13.13	Counterparts.	29

Schedules

1.1(a)	Purchased Contracts
2.6(a)	Cure Amounts
2.6(b)	Core IP Contracts
2.7	Executory Contract and Leases Designated for Rejection
5.4(a)	Purchased Intellectual Property
5.4(b)	Domain Names
5.4(c)	IP Contracts
5.4(e)	Restrictions on Purchased Intellectual Property
5.5	Financial Advisors

iii

(continued)

Page

Exhibits

A	Agency Agreement

B	Form of Assumption and Assignment Agreement

iv

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May 13, 2008 (this “Agreement”), between Sharper Image Corporation, a Delaware corporation (together with any affiliates, “Seller”), and a joint venture formed among: (a) Gordon Brothers Retail Partners, (b) GB Brands, LLC, (c) Hilco Merchant Resources, LLC, and (d) Hilco Consumer Capital, LLC (collectively, the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is a debtor in possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on February 19, 2008, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 08-10322(KG)) (the “Bankruptcy Case”);

WHEREAS, Seller presently conducts the Business;

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Seller, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

WHEREAS, on or about April 25, 2008, Seller filed the Sale Motion in the Bankruptcy Case requesting, inter alia, authorization to (i) enter into this Agreement and (ii) sell certain of its remaining assets, subject to Seller’s solicitation and receipt of higher and/or better offers consistent with Section 7 hereof; and

WHEREAS, contemporaneously herewith, Seller and Purchaser have entered into that certain Agency Agreement (the “Agency Agreement”), dated of even date, substantially in the form attached hereto as Exhibit A; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Advertising and Marketing Materials” means, to the extent owned by Seller as of the date hereof, any and all of Seller’s advertising materials and related designs, patterns, drawings and specifications, pricing and cost documentation, and marketing materials, including historical or archival materials held by Seller in inventory.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business” means the business of Seller, including, without limitation, the sale of specialty retail products through retail stores, via catalog, and over the internet.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Contract” means any written contract, indenture, note, bond, lease or other agreement.

“Core IP Contract” means the IP Contracts set forth on Schedule 2.6(a) hereto; provided, however, that Purchaser shall have the right to remove any of such IP Contracts from Schedule 2.6(a) prior to the Sale Hearing, which removal shall not result in a reduction in the Purchase Price.

“Deposit” means a cash deposit equal to $2.5 million to be delivered by the Purchaser to the Seller prior to the hearing before the Bankruptcy Court to approve the procedures relating to the Sale Motion, including, without limitation, approval of the Breakup Fee and Expense Reimbursement.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets in each case whether or not in electronic form.

“Employees” means all individuals, as of the date hereof, whether or not actively at work as of the date hereof, who are employed by Seller in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof and prior to the Closing.

“Excluded Contracts” means any Contract to which the Seller is a party with the exception of the Purchased Contracts.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“IP Contracts” means all written agreements containing a grant, either from a third party to the Seller or from the Seller to any third party, of the right to use any Purchased Intellectual Property, Technology or Software.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of Seller, or (ii) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which Seller operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller, including its employees; (v) any matter of which Purchaser is aware on the date hereof; (vi) the effect of any changes in applicable Laws or accounting rules; or (vii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; or (viii) any effect resulting from the filing of the Bankruptcy Case and reasonably anticipated effects thereof.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Products” means any and all products developed, manufactured, marketed or sold by Seller, whether work in progress or in final form.

“Procedures Order” means an order of the Bankruptcy Court, as requested by the Seller, and reasonably acceptable to Purchaser, that, among other things, establishes a date by which Competing Offers must be submitted by bidders and establishes procedures for the auction process.

“Purchased Contracts” means the Contracts set forth on Schedule 1.1(a), to be delivered by the Purchaser to the Seller no later than three (3) business days prior to the auction.

“Purchased Intellectual Property” means all of the Seller’s right, title and interest in and to any intellectual property and intellectual property rights, including, without limitation: (i) all patents, patent applications and patent disclosures, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, in each case used primarily in connection with the Business, (collectively, “Copyrights”), (iv) all Software and Technology and Advertising and Marketing Materials of Seller, (v) inventions, whether patentable or unpatentable and whether or not reduced to practice (to the extent any protectable right exists in any such invention not reduced to practice), and all improvements in existence at the Closing relating to the inventions, (vi) trade secrets and confidential business information, including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, databases, customer lists and contact information, supplier lists, and business and marketing plans and proposals; and (vii) other proprietary rights and copies and tangible expressions thereof.

“Sale Motion” means the motion or supplements thereto of Seller seeking approval from the Bankruptcy Court for entry of the Procedures Order and Sale Order.

“Sale Order” shall be an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to Purchaser and Seller approving this Agreement and all of the respective terms and conditions hereof, and approving and authorizing Seller to consummate the transactions contemplated hereby.

“Software” means, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Purchaser.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the design, development, reproduction, maintenance or modification of, any of the Products.

1.2       Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agency Agreement	Recitals
Assumed Liabilities	3.1
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Breakup Fee	7.1(b)
Closing	4.1
Closing Date	4.1
Competing Offer	7.1
Confidential Information	8.6
Confidentiality Agreement	8.6
Expense Reimbursement	7.1(b)
Excluded Assets	2.2
Purchased Assets	2.1
Purchase Price	3.1
Purchaser	Recitals
Purchaser Documents	6.2
Seller	Recitals
Seller Documents	5.1
Seller Marks	8.10
Termination Date	4.4(a)
Transfer Taxes	12.1

1.3	Other Definitional and Interpretive Matters

(a)       Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)       The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1       Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title and interest in, to and under the Purchased Assets. “Purchased Assets” shall mean the following assets of Seller (but excluding Excluded Assets) as of the Closing to the extent related to the Business:

(a)       the right, at Purchaser’s discretion, to sell or dispose, by means of a store closing sale (the “Liquidation”) of Seller’s inventory (the “Merchandise”), together with all furniture, fixtures and equipment (“FFE”) and supplies, in connection with the Business, on the terms and conditions set forth in the Agency Agreement;

(b)	the Purchased Intellectual Property;
(c)	the Purchased Contracts
(f)	any and all assets relating to the Seller’s catalog or e-commerce business; and
(f)	the Advertising and Marketing Materials

2.2       Agency Agreement. Notwithstanding anything to the contrary set forth herein, all terms and conditions relating to the Merchandise, the FFE, and the Liquidation shall be governed by the Agency Agreement. In the event of any conflict between this Agreement and the Agency Agreement relating thereto, the Agency Agreement shall govern.

2.3       Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all assets, properties, interests and rights of Seller other than the Purchased Assets, including, without limitation, each of the following assets:

(a)       all cash, cash equivalents, bank deposits or similar cash items of Seller;

(b)       all of Seller’s deposits or prepaid charges and expenses paid in connection with or relating to any Excluded Assets;

(c)       the Excluded Contracts, including any accounts receivable arising out of or in connection with any Excluded Contract;

(d)       any (i) books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain including, without limitation, Tax Returns, financial statements, and corporate or other entity filings; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; (ii) information management systems of Seller, other than those used or held for use in the conduct of the Business; and (iii) documents relating to proposals to acquire the Business by Persons other than Purchaser.

(e)       any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date;

(f)        all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller; and

(g)       any rights, claims or causes of action of Seller against third parties relating to the assets, properties, business or operations of Seller arising out of events occurring on or prior to the Closing Date, including, but not limited to, commercial tort causes of action and all causes of action under chapter 5 of the Bankruptcy Code.

2.4       Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Agency Agreement, at the Closing, Purchaser shall assume, effective as of the Closing Date, the following Liabilities (the “Assumed Liabilities”):

(a)	all Liabilities of Seller under the Purchased Contracts;

(b)       all Liabilities arising from or relating to the Liquidation, on the terms and conditions set forth in the Agency Agreement;

(c)       all Transfer Taxes, if any, but only to the extent not exempt under the Bankruptcy Code, as applicable to the transfer of the Purchased Assets pursuant to this Agreement and, further, solely to the extent applicable law may impose any Transfer Tax liability on the purchaser of such assets;

(d)       all Liabilities relating to amounts required to be paid by Purchaser hereunder; and

(e)       all other Liabilities with respect to the Purchased Assets arising after the Closing.

2.5       Excluded Liabilities. Except as specified in foregoing Section 2.4, Purchaser does not assume any other Liabilities or obligations of Seller.

2.6       Cure Amounts. At Closing and pursuant to Section 365 of the Bankruptcy Code, Seller shall assume and assign to Purchaser and Purchaser shall assume from Seller, the Purchased Contracts. Except as otherwise set forth in any Bankruptcy Court order approving this Agreement and authorizing the sale of the Purchased Assets, the cure amounts, as determined by the Bankruptcy Court, if any, necessary to cure all defaults, if any, (including, if any, and to the extent allowed by the Bankruptcy Court, all actual or pecuniary losses that have resulted from such defaults under the Purchased Contracts), shall be paid by Purchaser, on or before Closing, and not by Seller and Seller shall have no liability therefore; provided, however, that Purchaser shall not be obligated to cure any such default that is (a) (i) greater than 110% of the total amount set forth in the cure amounts schedule attached as Schedule 2.6(a) hereof or (ii) in excess of the total amount set forth in the cure amount schedule that is to be dated May 21, 2008, whichever is greater (with such excess being Seller’s sole responsibility), or (b) that is in dispute as of the Closing Date if an escrow or other commercially reasonable arrangement with respect thereto shall have been established at or following the Closing pursuant to an order of the Bankruptcy Court. Purchaser shall have the right to a reduction of the Purchase Price (with an amount agreed to by Seller and Purchaser or as determined by the Bankruptcy Court) as a result of the failure by Seller to assume and assign to Purchaser any Core IP Contract.

2.7       Rejection of Certain Executory Contracts. As part of the Sale Order, the Bankruptcy Court shall authorize the Seller’s rejection of the executory contracts and/or leases (other than non-residential real property leases) listed on Schedule 2.7 hereof.

2.8	Further Conveyances and Assumptions.

(a)       From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

2.9       Bulk Sales Laws. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.

ARTICLE III

CONSIDERATION

3.1       Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $51,250,000, less all payments received by Seller on or after May 1, 2008 under the Core IP Contracts, and (b) the assumption of the Assumed Liabilities (collectively, the “Purchase Price”).

3.2       Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price minus the Deposit to Seller, which shall be paid by wire transfer of immediately available funds into an account designated by Seller, subject to the terms of the Agency Agreement.

ARTICLE IV

CLOSING AND TERMINATION

4.1       Closing Date. Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the party entitled to waive that condition), the sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or at such other place as the parties may designate in writing) at 12 p.m. (eastern time) on the date that is two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of Seller to be acquired by Purchaser hereunder shall be considered to have passed to Purchaser as of 12:01 a.m. (eastern time) on the Closing Date.

4.2	Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(a)       duly executed assumption and assignment agreements in the form of Exhibit B hereto and duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. Trademark office, and general assignments of other Purchased Intellectual Property; and

(b)       all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser.

4.3	Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a)       the Purchase Price in immediately available funds as set forth in Section 3.2 hereof;

(b)       duly executed counterparts to the Agreement, the Agency Agreement and the assignment and assumption agreements referred to in Section 4.2(a); and

(c)       such other documents, instruments and certificates as Seller may reasonably request.

4.4       Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)       by Purchaser or Seller, if the Closing shall not have occurred by the close of business on June 6, 2008 (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Seller, then the breaching party may not terminate this Agreement pursuant to this Section 4.4(a);

(b)	by mutual written consent of Seller and Purchaser;

(c)       by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Sections 10.1 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(d)       by Seller, if any condition to the obligations of Seller set forth in Sections 10.2 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;

(e)       by Purchaser, if there shall be a breach by Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.1 or 10.3 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by Purchaser to Seller of such breach and (ii) the Termination Date;

(f)        by Seller, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.2 or 10.3 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by Seller to Purchaser of such breach and (ii) the Termination Date;

(g)       by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); or

(h)       by Purchaser or Seller, if the Bankruptcy Court shall enter an order approving a Competing Offer, subject to the limitations set forth in the Procedures Order.

4.5       Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller. If this Agreement is terminated as provided herein each party shall redeliver or destroy all confidential non-public documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6	Effect of Termination.

(a)       In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that the obligations of the parties set forth in Section 7.1(b) and Article XIII hereof shall survive any such termination and shall be enforceable hereunder.

(b)       Nothing in this Section 4.6 shall relieve Purchaser or Seller of any liability for a breach of this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(c)       The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser or Seller of their obligations under the Confidentiality Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1       Authorization of Agreement. Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, the entry of the Sale Order) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2	Conflicts; Consents of Third Parties.

(a)       To the knowledge of Seller, none of the execution and delivery by Seller of this Agreement or by Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Seller; (ii) subject to entry of the Sale Order, any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) subject to entry of the Sale Order, any Order of any Governmental Body applicable to Seller or any of the properties or assets of Seller as of the date hereof; or (iv) subject to entry of the Sale Order, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

(b)       To the knowledge of Seller, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Seller of any other action contemplated hereby or thereby, except for (i)  the entry of the Sale Order, and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not have a Material Adverse Effect.

5.3       Assets Sold Free and Clear. Upon the execution and delivery by Seller of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby or thereby, following Bankruptcy Court approval thereof, Purchaser will receive all of Seller’s right, title and interest to the Purchased Assets free and clear of any and all Liens pursuant to Sections 363 and 365 of the Bankruptcy Code.

5.4	Purchased Intellectual Property

(a)       Schedule 5.4(a) sets forth a true, correct and complete list of all Purchased Intellectual Property that is registered or for which an application for registration is pending (together with the country, title and registration or application number as applicable) and all material unregistered Marks. Except as disclosed on Schedule 5.4(a), to the knowledge of Seller, except as would not have a Material Adverse Effect, (i) Seller owns all right, title and interest in and to the Purchased Intellectual Property, (ii) the registered Purchased Intellectual Property is subsisting, valid, enforceable and all renewal or maintenance fees and related filings have been duly made (except where Seller in good faith decided to abandon non-material registered Purchased Intellectual Property), and (iii) the Purchased Intellectual Property constitutes all of the intellectual property rights necessary for Seller to operate the Business as it is presently conducted.

(b)       Schedule 5.4(b) sets forth a true, correct and complete list of domain names owned or controlled by Seller.

(c)       Schedule 5.4(c) sets forth a true, correct and complete list of all material IP Contracts, except for licenses of Software (i) generally available for an annual or one-time license fee of no more than $10,000 in the aggregate, (ii) distributed as “freeware” or (iii) distributed via Internet access without charge. To the knowledge of Seller, Seller and any applicable third party are in material compliance with the terms of all such IP Contracts. Schedule 5.4(c) also sets forth true, accurate and complete statements of royalties, license fees and other payments received by Seller, and the date of receipt, relating to the Core IP Contracts, including copies of all sales reports received by Seller under the Core IP Contracts. To the knowledge of Seller, except as disclosed on Schedule 5.4(c), all third party Software used in the Business is the subject of a valid license agreement.

(d)       To the knowledge of Seller, (i) no Person is infringing or otherwise violating any material Patent(s), Mark(s), Copyright(s), trade secret(s) or other proprietary right(s) of Seller; (ii) no proceeding or claims have been asserted by Seller alleging that any person or entity is infringing upon or otherwise violating any Patent(s), Mark(s), Copyright(s), trade secret(s) or other proprietary right(s) of Seller; (iii) to the knowledge of Seller, there has been no unauthorized use or disclosure or any material trade secret of Seller by any current or former employee, licensee, distributor or consultant of Seller or by any other third party; and (iv) no claims are pending or, to the knowledge of Seller, threatened, against Seller based on any claim or allegation that the operation of the Business infringes, misappropriates, dilutes, or otherwise violates any intellectual property, privacy or publicity right of any third party.

(e)       Except as set forth on Schedule 5.4(e), there are no agreements (other than licenses of the Purchased Intellectual Property), orders or judgments which would restrict or adversely affect Purchaser’s right to use, license or exploit the Purchased Intellectual Property.

5.5       Financial Advisors. Except as set forth on Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.6       No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V, neither Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto), Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates). Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the Business. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1       Organization and Good Standing. Each of the entities comprising Purchaser is a limited liability company duly organized, validly existing and in good standing in the State of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2       Authorization of Agreement. Each of the entities comprising Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the entities comprising Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3	Conflicts; Consents of Third Parties.

(a)       To the Seller’s knowledge, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser, (ii)  any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b)       Except for the Sale Order, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, or for Purchaser to conduct the Business.

6.4       Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5       Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Seller in respect thereof.

6.6       Financial Capability. Purchaser (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by

Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

6.7       Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto as supplemented or amended), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Schedules hereto as supplemented or amended). Purchaser further represents that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to the Business or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Business and the transactions contemplated hereby. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1	Competing Transaction.

(a)       This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing offers (each a “Competing Offer”). From the date hereof (and any prior time) and until the transaction contemplated by this Agreement is consummated, Seller is permitted to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and representatives) in connection with any sale or other disposition of the Purchased Assets. In addition, Seller shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Purchased Assets and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable law, including, without limitation, supplying information relating to the Business and the assets of Seller to prospective purchasers.

(b)       In consideration of Purchaser conducting its due diligence and entering into this Agreement, and subject to the approval of the Bankruptcy Court as specified in Section 7.1(a), Seller agrees to pay Purchaser from the proceeds of any Competing Offer that are paid to and received by the Seller (i) a break up fee in an amount equal to 2% of $51,250,000 (the “Breakup Fee”), and (ii) as reimbursement, all actual, necessary, reasonable and documented out-of-pocket expenses of Purchaser (the “Expense Reimbursement”); provided, however, that such Expense Reimbursement shall not exceed $500,000.

7.2       Bankruptcy Court Filings. As more fully set forth in Section 8.12, Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. Purchaser shall not, without the prior written consent of Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets hereunder. In the event the entry of the Sale Order or the Procedures Order shall be appealed, Seller and Purchaser shall use their respective reasonable efforts to defend such appeal, and Seller and Purchaser shall each be responsible solely for their own legal fees in such event.

ARTICLE VIII

COVENANTS

8.1       Access to Information. Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Seller is bound.

8.2	Conduct of the Business Pending the Closing.

(a)       Prior to the Closing, except (1) as set forth on Schedule 8.2(a), (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement, or

(4) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall:

(i)        conduct the Business only in the Ordinary Course of Business;

(ii)       use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers and suppliers of the Business, and

(iii)      refrain from entering into, modifying, or otherwise altering, any new or existing IP Contract without the prior written consent of Purchaser.

(b)       From the date of execution of this Agreement until the Sale Termination Date (as defined in the Agency Agreement), Seller shall not terminate, reject, amend or modify any lease for a Store (as defined in the Agency Agreement) or contract related to the Business without the prior written consent of Purchaser(which consent shall not be unreasonably withheld or delayed).

8.3       Consents. Seller shall use its commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.2(b) hereof; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.

8.4	Regulatory Approvals.	Intentionally Omitted.

8.5       Further Assurances. Each of Seller and Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.6       Confidentiality. Purchaser acknowledges that the Confidential Information provided to it in connection with this Agreement, including under Section 8.1, and the consummation of the transactions contemplated hereby, is subject to those certain confidentiality agreements, dated April 28, 2008 and April 29, 2008 between the Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Seller or its representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. For purposes of this Section 8.6, “Confidential Information” shall mean any confidential information with respect to, including, methods of operation, customers, customer lists, Products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

8.7       Customer Lists. Seller will take reasonable and necessary steps to ensure that the customer lists and contact information can be properly transferred.

8.8       Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of two (2) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy such records before or after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

8.9       Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that the party intending to make such release shall use its best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.10     Use of Name. Seller agrees that it shall (i) as soon as practicable after the Closing Date and in any event within sixty (60) days following the Closing Date, cease to make any use of the name “Sharper Image” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”), (ii) immediately after the Closing, cease to hold itself out as having any affiliation with Purchaser or any of its Affiliates, and (iii) effect a change in the caption of its bankruptcy proceeding so that the words “Sharper Image” do not appear in such caption.

8.11     Supplementation and Amendment of Schedules. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 10.1(a); provided, however, if the Closing shall occur, then Purchaser shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article XI hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

8.12     Court Order. Seller shall use commercially reasonable efforts to obtain the Sale Order. If a written objection is filed to the Sale Motion, which is an objection which would prohibit or otherwise prevent the Closing from occurring pursuant to the terms of this Agreement, Seller shall use commercially reasonable efforts to have such objection overruled.

8.13     Adequate Assurance of Future Performance. With respect to each Purchased Contract, Purchaser shall use commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance of the applicable Purchased Contract by Purchaser. Purchaser agrees that it will promptly take all actions reasonably required by Seller or ordered by the Bankruptcy Court to assist in obtaining the Bankruptcy Court’s entry of an order approving this Agreement, such as furnishing affidavits, non-confidential financial information, confidential information subject to a reasonable form of confidentiality agreement or other documents or information for filing with the Bankruptcy Court and making Purchaser’s employees and representatives available to be interviewed by Seller’s attorneys and to testify before the Bankruptcy Court and at depositions, with respect to demonstrating adequate assurance of future performance by Purchaser under the Purchased Contract. If a written objection is filed to the Sale Motion, which is an objection which would prohibit or otherwise prevent the Closing from occurring pursuant to the terms of this Agreement, Purchaser shall use commercially reasonable efforts to have such objection overruled..

8.14     Purchaser Covenants after Closing. Purchaser covenants and agrees that it shall, from and after the Closing Date (unless otherwise agreed with Seller), do each of the following:

(a)       Access. Purchaser shall, upon reasonable advance notice, afford to Seller’s officers, independent public accountants, attorneys, consultants and other representatives, reasonable access during normal business hours to the Purchased Assets and all records pertaining to the Purchased Assets. To the extent that such Purchased Assets include information management systems, the Purchaser’s officers, consultants and other representatives shall provide the Seller with access to such information management systems on a royalty-free basis solely for the purpose of enabling the Seller to conduct an orderly wind-down of the Seller’s operations until such time as the wind-down is completed or December 31, 2008, whichever is earlier. Seller expressly acknowledges that nothing in this Section is intended to give rise to any contingency to Seller’s obligations to proceed with the transactions contemplated herein; and

(b)       Contract Obligations. Timely perform all obligations related to the Purchased Contracts and indemnify and hold harmless Seller and its officers, directors,

employees, agents, and representatives from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, for or related to any failure to perform such obligations.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1       Employment. All matters relating to employees shall be governed by the Agency Agreement.

ARTICLE X

CONDITIONS TO CLOSING

10.1     Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement and the Agency Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)       the representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 10.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect;

(b)       Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement and the Agency Agreement to be performed or complied with by it prior to the Closing Date, provided, that the condition set forth in this Section 10.1(b) shall be deemed satisfied unless such failures to so perform or comply taken together result in a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the forgoing effect; and

(c)       Seller shall have delivered, or caused to be delivered, to Purchaser all of the items required by this Agreement.

10.2     Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement and the Agency Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)       the representations and warranties of Purchaser set forth in this Agreement and the Agency Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b)       Purchaser shall have performed and complied in all respects with all obligations and agreements required by this Agreement and the Agency Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and

(c)       Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 4.3.

10.3     Conditions Precedent to Obligations of Purchaser and Seller. The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement and the Agency Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):

(a)       there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b)       the Bankruptcy Court shall have entered the Procedures Order, in form and substance reasonably acceptable to Seller and Purchaser, provided that the Procedures Order shall expressly approve the Breakup Fee and Expense Reimbursement as provided herein; and

(c)       the Bankruptcy Court shall have entered the Sale Order and any stay period applicable to the Sale Order shall have expired or shall have been waived by the Bankruptcy Court, and such Sale Order shall be in full force and effect, and shall not have been modified, as of the Closing Date.

10.4     Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI

NO SURVIVAL

11.1     No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

11.2     No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement and/or the Agency Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (provided that such limitation with respect to lost profits shall not limit Seller’s right to recover contract damages in connection with Purchaser’s failure to close in violation of this Agreement).

ARTICLE XII

TAXES

12.1     Transfer Taxes. The party who is liable under applicable law shall be responsible for (and shall indemnify and hold the other party harmless and its directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Seller and Purchaser shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes. Seller and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

12.2     Prorations. All personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Seller and Purchaser as of 12:01 a.m. (Eastern time) on the Closing Date. If any Taxes subject to proration are paid by Purchaser, on the one hand, and Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event of a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

ARTICLE XIII

MISCELLANEOUS

13.1     Expenses. Except as otherwise provided in this Agreement, including, without limitation, in Section 7.1(b) hereof, and the Agency Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

13.2     Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement and the Agency Agreement. The rights set forth in this Section 13.2 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement and the Agency Agreement.

13.3	Submission to Jurisdiction; Consent to Service of Process.

(a)       Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement and the Agency Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13.7 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)       Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.7.

13.4     Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement and the Agency Agreement or any provision hereof or therein.

13.5     Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), and the Agency Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement and the Agency Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement and the Agency Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement and the Agency Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

13.6     Governing Law. This Agreement and the Agency Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without regard to conflicts of laws principles thereof.

13.7     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Sharper Image Corporation

350 The Embarcadero, 6th Floor

San Francisco, California, 94105

Attn: Robert Del Genio and Scott Silverman

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8007

Attn: Simeon Gold, Harvey R. Miller and Christopher Marcus

Cooley Godward Kronish LLP

1114 Avenue of the Americas

New York, NY 10021

Facsimile: (212) 479-6275

Attn: Lawrence C. Gottlieb and Jay. R. Indyke

If to Purchaser, to:

Hilco Trading Company, LLC

One Northbrook Place

5 Revere Drive

Northbrook, IL 60062

Attn: Joseph Malfitano, Esq.

Tel: 847-504-3257

Fax: 847-897-0868

Gordon Brothers Group

101 Huntington Avenue - 10th Floor

Boston, MA 02199

Attn: Rafael Klotz, Esq.

Tel: 617-422-6246

Fax: 617-422-6288

With a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attn: Neil E. Herman, Esq.

Tel: 212-309-6669

Fax: 212-309-6001

13.8     Severability. If any term or other provision of this Agreement and the Agency Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement and the Agency Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement and/or the Agency Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.9     Binding Effect; Assignment. This Agreement and the Agency Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement and/or the

Agency Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires. In the event that a Chapter 11 trustee should be appointed for Seller, or in the event that Seller’s Chapter 11 case should be converted to a case under Chapter 7, the obligations of Seller hereunder shall be binding upon such trustee or successor Chapter 7 estate.

13.10   Conflict of Terms. If any provision contained in this Agreement conflicts with any provisions contained in the Agency Agreement, the provision in the Agency Agreement shall govern.

13.11   Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of Seller shall have any liability for any obligations or liabilities of Seller under this Agreement, the Agency Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

13.12   Joint and Several Liability of the Purchaser. Each of (a) Gordon Brothers Retail Partners, (b) GB Brands, LLC, (c) Hilco Merchant Resources, LLC, and (d) Hilco Consumer Capital, LLC shall be jointly and severally liable for the due and punctual payment of the Purchase Price and the performance of all other obligations of Purchaser set forth in this Agreement.

13.13   Counterparts. This Agreement and the Agency Agreement may be executed in as many counterparts as may be required, which counterparts may be delivered by facsimile or electronic mail, and it shall not be necessary that the signature of, or on behalf of, each party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All such counterparts when taken together shall constitute a single and legally binding agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

                SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SHARPER IMAGE CORPORATION

By:	/s/ Rebecca L. Roedell

Name: Rebecca L. Roedell

Title: Executive Vice President &

Chief Financial Officer

HILCO MERCHANT RESOURCES, LLC,

By:	/s/ Eric W. Kaup

Name: Eric W. Kaup

Title: Executive Vice President, General Counsel, Member

HILCO CONSUMER CAPITAL, LLC,

By:	/s/ Eric W. Kaup

Name: Eric W. Kaup

Title: Executive Vice President, General Counsel, Managing Member

GORDON BROTHERS RETAIL

PARTNERS, LLC,

By:	/s/ Rafael Klotz

Name: Rafael Klotz

Title: Managing Director

GB BRANDS, LLC,

By:	/s/ Rafael Klotz

Name: Rafael Klotz

Title: Managing Director